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                                                                       Exhibit 5


          (LOGO) GEORGIA-PACIFIC CORPORATION


Law Department                              133 Peachtree Street, N.E.
                                            P.O. Box 105605
                                            Atlanta, Georgia 30348-5605
James F. Kelley                             Telephone (404) 652-5440
Senior Vice President - Law                 Facsimile (404) 652-4847
and General Counsel







                                 July 6, 1995


To the Board of Directors of
Georgia-Pacific Corporation

Ladies and Gentlemen:

             As Senior Vice President - Law and General Counsel of Georgia-Pacific Corporation (the "Corporation"), I have reviewed the proceedings relative to the authorization of the 1995 Employee Stock Purchase Plan (the "Plan") of the Corporation pursuant to which the Corporation proposes to issue to Eligible Employees (as defined in the Plan) an aggregate of 2,000,000 shares of Common Stock, par value $.80 per share, such number of shares to be subject to adjustment upon the occurrence of certain events.

             I am of the opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized and, when issued in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 covering the shares issuable under the Plan.

             I am a member of the Bar of the State of New York and do not hold myself out to be an expert on the laws of any other state. I express no opinion on the laws of any jurisdiction other than the laws of the States of New York and Georgia and the federal laws of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied upon an opinion of even date herewith addressed to me by an attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

                                                  Very truly yours,

                                                  /s/ James F. Kelley
                                                  -------------------
                                                  James F. Kelley
                                                  Senior Vice President - Law
                                                  and General Counsel